EXHIBIT INDEX


Exhibit A: Attachment to item 77o:
           Transactions effected pursuant to Rule 10f-3

-------------------------------------------------------

Exhibit A:

Troon Partners, L.P. ("the Partnership")
Exhibits/Attachments to Form N-SAR
June 30, 1999
File Number:  811-08003
CIK Number:  0001029635



Item 77O


Date                   Principal                Amount
Purchased              Amount of    Price/     Purchased
AND Issue              Offering     Spread      by Fund

05/05/99
Goldman Sachs/        $15 million     24         9,054
Northpoint                                      shares
Communications Group

05/11/99
Morgan Stanley/      $252 million     14        10,928
Time Warner                                     shares
Telecom, Inc.

05/07/99
DLJ/ Media           $51 million      17         1,000
Metrix, Inc.                                    shares

05/04/99
Goldman Sachs /    $2.703 billion     53        22,641
Goldman Sachs                                   shares